Exhibit 4.4

EXECUTION VERSION

INTERCREDITOR AGREEMENT

dated as of

April 16, 2014

among

MCDERMOTT INTERNATIONAL, INC.,

as the Parent and a Company,

MCDERMOTT FINANCE L.L.C.

as a Company,

certain Subsidiaries of Parent party hereto,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as First Priority Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Second Priority Agent

THIS IS THE INTERCREDITOR AGREEMENT REFERRED TO IN (A) THE INDENTURE DATED AS OF APRIL 16, 2014, AS AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, AMONG MCDERMOTT INTERNATIONAL, INC., CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY THERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE AND COLLATERAL AGENT, (B) THE CREDIT AGREEMENT DATED AS OF APRIL 16, 2014, AS AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, AMONG MCDERMOTT INTERNATIONAL, INC., MCDERMOTT FINANCE L.L.C., THE LENDERS AND ISSUERS FROM TIME TO TIME PARTY THERETO AND CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, (C) THE OTHER LOAN DOCUMENTS REFERRED TO IN SUCH CREDIT AGREEMENT AND (D) THE OTHER COLLATERAL AGREEMENTS REFERRED TO IN SUCH INDENTURE.

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INTERCREDITOR AGREEMENT dated as of April 16, 2014 (this “Agreement”), among MCDERMOTT INTERNATIONAL, INC., a Panamanian corporation (the “Parent”), MCDERMOTT FINANCE L.L.C., a Delaware limited liability company (the “Term Borrower” and together with the Parent, collectively, the “Companies” and each, a “Company”), the Subsidiaries of the Parent party hereto, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as collateral agent for the First Priority Secured Parties (as defined below) (in such capacity and together with any successor or assigns, the “First Priority Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent for the Second Priority Secured Parties (as defined below) (in such capacity and together with any successor or assigns, the “Second Priority Agent”).

PRELIMINARY STATEMENT

Reference is made to (a) the Credit Agreement dated as of April 16, 2014 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the “First Priority Debt Agreement”), among the Companies, the lenders and issuers from time to time party thereto (the “First Priority Creditors”), Crédit Agricole Corporate and Investment Bank, as administrative agent and the First Priority Agent, (b) the Indenture dated as of April 16, 2014 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the “Second Priority Debt Agreement” and, together with the First Priority Debt Agreement, the “Debt Agreements”) among the Parent, certain of the Parent’s subsidiaries, Wells Fargo Bank, National Association, as Trustee (in such capacity, the “Second Priority Trustee”) and the Second Priority Agent, (c) the First Lien Pledge and Security Agreement dated as of April 16, 2014 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the “First Priority Security Agreement”) among the Companies, certain of the Parent’s subsidiaries and the First Priority Agent, (d) the Second Lien Pledge and Security Agreement dated as of April 16, 2014 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the “Second Priority Security Agreement”) among the Parent, certain of the Parent’s subsidiaries and the Second Priority Agent, (e) the other Loan Documents as defined, and referred to, in the First Priority Debt Agreement and (f) the other Collateral Agreements as defined, and referred to, in the Second Priority Debt Agreement.

RECITALS

A. The First Priority Creditors have agreed to make loans and other extensions of credit to the Companies pursuant to the First Priority Debt Agreement on the condition, among others, that the First Priority Claims (such term and each other capitalized term used but not defined in the preliminary statement or these recitals having the meaning given to it in Article I) shall be secured by first priority Liens on, and security interests in, the Collateral.

B. The Second Priority Creditors have agreed to purchase and/or hold the notes issued by the Parent from time to time pursuant to the Second Priority Debt Agreement on the condition, among others, that the Second Priority Claims shall be secured by second priority Liens on, and security interests in, the Collateral.

C. The Debt Agreements require, among other things, that the parties thereto set forth in this Agreement, among other things, their respective rights, obligations and remedies with respect to the Collateral.

Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall, except to the extent the context otherwise requires, have the meanings set forth in the First Priority Debt Agreement (as in effect on the date hereof) or the First Priority Security Agreement (as in effect on the date hereof), as applicable.

Section 1.2. Other Defined Terms. As used in the Agreement, the following terms shall have the meanings specified below:

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Capital Stock” shall mean:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a person or entity the right to receive a share of the profits and losses of, or distributions of assets of, another person or entity that has issued such interest or participation.

“Collateral” shall mean, collectively, all “Collateral”, as defined in each of the First Priority Debt Agreement or any other First Priority Debt Document and the Second Priority Debt Agreement or any other Second Priority Debt Document.

“Collateral Agents” shall mean the First Priority Agent and the Second Priority Agent.

“Companies” and “Company” shall have the meaning assigned to such term in the preliminary statement to this Agreement.

“Debt Agreements” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Debt Documents” shall mean the First Priority Debt Documents and the Second Priority Debt Documents.

“DIP Financing” shall have the meaning assigned to such term in Section 6.1(a).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 6.1(a).

“Discharge of First Priority Claims” shall mean, subject to Sections 7.2 and 7.4, the occurrence of all of the following:

(a) termination or expiration of all commitments to extend credit that would constitute First Priority Claims;

(b) payment in full in cash of the principal of and interest and premium (if any) on all First Priority Claims (other than any undrawn Letters of Credit but including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding);

(c) discharge or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage as may be agreed to by applicable issuer of such Letters of Credit) of all outstanding Letters of Credit constituting First Priority Claims on terms satisfactory to the applicable issuer of such Letters of Credit;

(d) payment of Hedging Obligations constituting First Priority Claims (and, with respect to any particular Hedge Agreement, termination of such position and agreements evidencing such position and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto and communicated to the First Priority Agent); and

(e) payment in full in cash of all other First Priority Claims (other than inchoate contingent indemnification or expense reimbursement obligations) that are outstanding and unpaid.

“Discharge of Second Priority Claims” shall mean, subject to Section 7.4, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Second Priority Debt Documents to the extent constituting Second Priority Claims and (b) payment in full of all First Priority Claims acquired by the Second Priority Agent and/or any of the Second Priority Secured Parties as contemplated by Section 10.6 hereof.

“Disposition” shall mean any sale, lease, exchange, transfer or other disposition. “Dispose” shall have a correlative meaning.

“First Priority Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“First Priority Claims” shall mean (1) all Indebtedness under the First Priority Debt Documents and all other Obligations (other than principal) related to such Indebtedness and owing under the First Priority Debt Documents (including all reimbursement obligations (if any) and interest thereon with respect to any Letters of Credit or similar instruments issued pursuant to the First Priority Debt Documents), including any guarantees of the foregoing, to the extent the foregoing is incurred (and permitted to be incurred) pursuant to clause (1) of the definition of “Permitted Indebtedness” of the Second Priority Debt Agreement and to the extent purportedly secured by the Collateral, (2) all Hedging Obligations to the extent such obligations are secured under the First Priority Debt Documents and (3) all Treasury Management Obligations to the extent such obligations are secured under the First Priority Debt Documents, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in such proceeding.

“First Priority Collateral” shall mean all “Collateral”, as defined in the First Priority Debt Agreement or any other First Priority Debt Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure, but only to the extent securing, any First Priority Claim.

“First Priority Creditors” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Priority Debt Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Priority Debt Documents” shall mean the “Loan Documents”, as defined in the First Priority Debt Agreement.

“First Priority Liens” shall mean all Liens on the First Priority Collateral to the extent such Liens secure the First Priority Claims, whether created under the First Priority Security Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise.

“First Priority Mortgages” shall mean, collectively, each mortgage, deed of trust, leasehold mortgage, assignment of leases and rents, modifications and any other agreement, document or instrument pursuant to which a Lien on real property is granted by any Grantor to secure any First Priority Claims or under which rights or remedies with respect to any such Lien are governed.

“First Priority Secured Parties” shall mean, at any time, (a) the First Priority Creditors, (b) the First Priority Agent, (c) each other Person to whom any of the First Priority Claims is owed (including any Affiliate of a First Priority Creditor to whom any First Priority Claims of the type described in clause (2) or clause (3) of the definition thereof is owed) and (d) the successors and assigns of each of the foregoing.

“First Priority Security Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Priority Security Documents” shall mean the First Priority Debt Agreement, the First Priority Mortgages, the First Priority Security Agreement and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any First Priority Claims or under which rights or remedies with respect to any such Lien are governed.

“Grantors” shall mean the Parent and each Subsidiary that shall have created or purported to create any First Priority Lien or Second Priority Lien on all or any part of its assets to secure any First Priority Claims or any Second Priority Claims.

“Guarantors” shall mean, collectively, each Subsidiary that shall have guaranteed any First Priority Claims or any Second Priority Claims, whether by executing and delivering the applicable Debt Agreement, or a separate guaranty thereof, or a supplement thereto, or otherwise.

“Hedging Obligations” of any Person shall mean the obligations of such Person under option, swap, cap, collar, forward purchase or similar agreements or arrangements intended to manage exposure to interest rates or currency exchange rates or commodity prices, either generally or under specific contingencies.

“Indebtedness” shall mean and includes all obligations that constitute “Indebtedness”, as defined in the First Priority Debt Agreement or the Second Priority Debt Agreement, as applicable.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Grantor or for a substantial part of the property or assets of any Grantor, (c) any voluntary or involuntary winding-up or liquidation of any Grantor, or (d) a general assignment for the benefit of creditors by any Grantor.

“Issue Date” shall mean the date on which the notes under the Second Priority Debt Documents are originally issued.

“Letter of Credit” shall have the meaning assigned to such term in the First Priority Debt Agreement.

“Lien” shall mean, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement; provided, however, that for the avoidance of doubt, the interest of a Person as owner or lessor under charters or leases of property shall not constitute “Liens” on or in respect of such property.

“Liquidation Sale” shall mean a so-called bulk sale, liquidation sale or “going out of business sale” conducted either by any Secured Party or a Grantor in respect to all or a substantial portion of such Grantor’s Collateral following the occurrence and during the continuance of an Event of Default under, and as defined in, either the First Priority Debt Documents or Second Priority Debt Documents.

“New First Priority Agent” shall have the meaning assigned to such term in Section 7.2.

“New First Priority Claims” shall have the meaning assigned to such term in Section 7.2.

“New First Priority Debt Documents” shall have the meaning assigned to such term in Section 7.2.

“Obligations” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” shall have the meaning assigned to such term in the preliminary statement to this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust or government or other agency or political subdivision thereof or other legal entity of any kind.

“Pledged or Controlled Collateral” shall have the meaning assigned to such term in Article V.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, restructure (including by the amendment and restatement of any instrument or agreement evidencing such Indebtedness) or replace or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Notice” shall have the meaning assigned to such term in Section 7.2.

“Release” shall have the meaning assigned to such term in Section 3.4.

“Second Priority Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Second Priority Claims” shall mean all Obligations of the Parent and the Guarantors arising under the Second Priority Debt Documents plus interest and all fees, costs, charges and expenses, including legal fees and expenses payable by the Parent or any of the Guarantors thereunder, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in such proceeding; provided that the term “Second Priority Claims” shall only include Obligations relating to any additional notes under the Second Priority Debt Documents that are actually issued to the extent the issuance of such additional notes was permitted under the Second Priority Debt Agreement.

“Second Priority Collateral” shall mean all “Collateral”, as defined in any Second Priority Debt Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure, but only to the extent securing, any Second Priority Claims.

“Second Priority Creditors” shall mean the “Holders”, as defined in the Second Priority Debt Agreement.

“Second Priority Debt Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Priority Debt Documents” shall mean the “Indenture Documents”, as defined in the Second Priority Debt Agreement.

“Second Priority Liens” shall mean all Liens on the Second Priority Collateral securing the Second Priority Claims, whether created under the Second Priority Security Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise.

“Second Priority Mortgages” shall mean, collectively, each mortgage, deed of trust, leasehold mortgage, assignment of leases and rents, modifications and any other agreement, document or instrument pursuant to which any Lien on real property is granted by any Grantor to secure any Second Priority Claims or under which rights or remedies with respect to any such Lien are governed.

“Second Priority Permitted Actions” shall have the meaning assigned to such term in Section 3.1(a).

“Second Priority Secured Parties” shall mean, at any time, (a) the Second Priority Creditors, (b) the Second Priority Trustee, (c) the Second Priority Agent, (d) each other Person to whom any of the Second Priority Claims is owed and has agreed to the appointment of the Second Priority Agent under the terms of the Second Priority Debt Agreement, and (e) the successors and assigns of each of the foregoing.

“Second Priority Security Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Priority Security Documents” shall mean the “Collateral Agreements”, as defined in the Second Priority Debt Agreement, including the Second Priority Mortgages and the Second Priority Security Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any Second Priority Claims or under which rights or remedies with respect to any such Lien are governed.

“Secured Parties” shall mean, as the context may require, the First Priority Secured Parties and/or the Second Priority Secured Parties.

“Security Documents” shall mean the First Priority Security Documents and the Second Priority Security Documents.

“Standstill Period” shall have the meaning assigned to such term in Section 3.2(a).

“Subsidiary” shall mean, with respect to any Person, (1) any corporation, limited liability company, association, trust or other business entity of which more than 50.0% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof (or the functional equivalent of the board of directors thereof) is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Term Borrower” shall have the meaning assigned to such term in the preliminary statement to this Agreement.

“Treasury Management Arrangement” means any arrangement for credit card, cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Parent or any of its Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to the Parent or any of its Subsidiaries. The designation of any such arrangement as a Treasury Management Arrangement shall not create in favor of the counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral.

“Treasury Management Obligations” shall mean all Obligations in respect of Treasury Management Arrangements.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, (b) any reference herein (i) to any Person shall be construed to include such Person’s successors and assigns and (ii) to any Company or any other Grantor shall be construed to include such Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for such Company or any other Grantor, as the case may be, in any Insolvency or

Liquidation Proceeding or Liquidation Sale, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles or Sections shall be construed to refer to Articles or Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.

LIEN PRIORITIES

Section 2.1. Relative Priorities. Notwithstanding the date, manner or order of grant, attachment or perfection of any Second Priority Lien or any First Priority Lien, and notwithstanding any provision of the UCC or any other applicable law or the provisions of any Security Document or any other Debt Document or any other circumstance whatsoever, each Collateral Agent, for itself and on behalf of the Secured Parties on whose behalf it acts in such capacity therefor, hereby agrees that, so long as the Discharge of First Priority Claims has not occurred, (i) any First Priority Lien on any Collateral now or hereafter held by or for the benefit of any First Priority Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens on any Collateral, and (ii) any Second Priority Lien on any Collateral now or hereafter held by or for the benefit of any Second Priority Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens on any Collateral, and the First Priority Liens on any Collateral shall be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens on any Collateral for all purposes, whether or not any First Priority Lien is subordinated in any respect to any other Lien securing any other Obligation of any Company, any other Grantor or any other Person.

Section 2.2. Prohibition on Contesting Liens. Each Collateral Agent, for itself and on behalf of the other Secured Parties on whose behalf it acts in such capacity therefor, agrees that it will not, and hereby waives any right to, contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of any Second Priority Lien or any First Priority Lien, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other Secured Party to enforce this Agreement to the extent provided hereby.

Section 2.3. No New Liens. The parties hereto agree that, so long as the Discharge of First Priority Claims has not occurred, none of the Grantors shall, nor shall any Grantor permit any of its Subsidiaries to, (i) grant or permit any additional Liens on any asset of a Grantor to secure any Second Priority Claim unless it has granted, or concurrently therewith grants, a Lien on such asset of such Grantor to secure the First Priority Claims or (ii) grant or permit any additional Liens on any asset of a Grantor to secure any First Priority Claims unless, to the extent permitted by applicable law, it has granted, or within 10 Business Days thereafter grants, a Lien on such asset of a Grantor to secure the Second Priority Claims, with each such Lien to be subject to the provisions of this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the First Priority Agent or the other First Priority Secured Parties, the Second Priority Agent agrees, for itself and on behalf of the other Second Priority Secured Parties, that any amounts received by or distributed to any Second Priority Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.3 shall be subject to Section 4.2. Notwithstanding anything to the contrary contained in this Agreement, cash and cash equivalents may be pledged to secure reimbursement obligations in respect of Letters of Credit issued under the First Priority Debt Documents (up to an aggregate amount of 105% of the aggregate undrawn amount of such Letters of Credit) without granting a Lien thereon to secure any Second Priority Claim.

Section 2.4. Similar Collateral. The parties hereto acknowledge and agree that it is their intention that the First Priority Collateral and the Second Priority Collateral be identical. In furtherance of the foregoing, (i) the Second Priority Agent, on behalf of itself and the other Second Priority Secured Parties hereby agrees that Second Priority Security Documents shall be in substantially the same form as the First Priority Security Documents (other than with respect to the priority of the respective Liens on the Collateral, the control of Collateral that is perfected by control (to the extent that such control cannot be granted to the Second Priority Agent after using commercially reasonably efforts) and the delivery of possessory Collateral, and except that such Second Priority Security Documents may omit certain representations and covenants not customarily included in security documents for second Lien bond financings), and (ii) the parties hereto agree to cooperate in good faith in order to determine, upon any reasonable request by the First Priority Agent or the Second Priority Agent, the specific assets included in the First Priority Collateral and the Second Priority Collateral, the steps taken to perfect the First Priority Liens and the Second Priority Liens thereon and the identity of the respective parties obligated under the First Priority Debt Documents and the Second Priority Debt Documents in respect of the First Priority Claims and the Second Priority Claims, respectively.

ARTICLE III.

ENFORCEMENT OF RIGHTS; MATTERS RELATING TO COLLATERAL

Section 3.1. Exercise of Rights and Remedies; Option to Purchase. (a) The First Priority Agent and the other First Priority Secured Parties shall, at all times prior to the Discharge of First Priority Claims (whether or not any Insolvency or Liquidation Proceeding or Liquidation Sale has been commenced), have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, Disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including commencing or seeking to commence any foreclosure action or proceeding or commencing or seeking to commence any Insolvency or Liquidation Proceeding or Liquidation Sale), in each case, without any consultation with or the consent of the Second Priority Agent or any other Second Priority Secured Party; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, Second Priority Secured Party may file a proof of claim or statement of interest with respect to the Second Priority Claims; (ii) any Second Priority Secured Party may take any action to preserve or protect the validity and enforceability of the Second Priority Liens, provided that no such action is (A) adverse to the

First Priority Liens or the rights of the First Priority Agent or any other First Priority Secured Party to exercise remedies in respect thereof or (B) inconsistent with the terms of this Agreement, including the automatic release of Second Priority Liens provided in Section 3.4; (iii) the Second Priority Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Secured Parties, including any claims secured by the Collateral or otherwise make any agreements or file any motions pertaining to the Second Priority Claims, in each case, to the extent not inconsistent with the terms of this Agreement; (iv) the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors, as provided in Section 3.3; (v) subject to Section 6.6, the Second Priority Secured Parties may vote on any plan of reorganization in any Insolvency or Liquidation Proceeding; and (vi) subject to Section 3.2, the Second Priority Agent and the other Second Priority Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period (the actions described in this proviso being referred to herein as the “Second Priority Permitted Actions”). Except for the Second Priority Permitted Actions, unless and until the Discharge of First Priority Claims has occurred, the sole right of the Second Priority Agent and the other Second Priority Secured Parties with respect to the Collateral shall be the right to receive the proceeds of the Collateral, if any, remaining after the Discharge of First Priority Claims has occurred and in accordance with the Second Priority Debt Documents and applicable law.

(b) In exercising rights and remedies with respect to the Collateral, the First Priority Agent and the other First Priority Secured Parties may enforce the provisions of the First Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under applicable law.

(c) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Security Document or any other Second Priority Debt Document (other than, in each case, this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Priority Agent or the other First Priority Secured Parties with respect to the Collateral as set forth in this Agreement and the other First Priority Debt Documents.

(d) Notwithstanding anything in this Agreement to the contrary, following the acceleration of the Indebtedness then outstanding under the First Priority Debt Agreement, the Second Priority Creditors may (but shall not be obligated to), at their sole expense and effort, upon notice to the Parent and the First Priority Agent, require the First Priority Secured Parties to transfer and assign to the Second Priority Creditors, without warranty or representation or recourse, all (but not less than all) of the First Priority Claims; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, and (y) the Second Priority Creditors shall have paid to the First Priority Agent, for the account of the First Priority Secured Parties, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon (including default interest) plus all accrued and unpaid fees (including legal fees and expenses) (plus all the other First Priority Claims then outstanding (which shall include, with respect to (i) the aggregate face amount of the Letters of Credit outstanding under the First Priority Debt Documents, posting cash collateral in an amount equal to 105% thereof on terms and documentation reasonably satisfactory to the applicable issuer of such Letter of Credit, and (ii) each hedging, cap, collar, swap or other similar agreement that has been terminated and which evidences any Hedging Obligations included in such First Priority Claims, 100% of the aggregate amount of such First Priority Claims, after giving effect to any netting arrangements, that the applicable Grantor is required to pay using the market quotation method) and (z) with respect to each hedging, cap, collar, swap or other similar agreements that have not been terminated, the Second Priority Secured Parties shall have caused such agreements to be assigned or novated on terms and subject to documentation satisfactory to the applicable First Priority Secured Party that is the counterparty thereto. In order to effectuate the foregoing, the First Priority Agent shall calculate, upon the written request of the Second Priority Agent from time to time, the amount in cash that would be necessary so to purchase the First Priority Claims. If the right set forth in this Section 3.1(d) is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request set forth in the first sentence of this Section 3.1(d) at which time the right to purchase will expire. If the Second Priority Secured Parties exercise the right set forth in this Section 3.1(d), it shall be exercised pursuant to documentation mutually acceptable to each of the First Priority Agent and the Second Priority Agent (acting upon the direction of the purchasing Second Priority Creditors).

(e) In exercising rights and remedies with respect to the Collateral, the Second Priority Agent may enforce the provisions of the Second Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in its sole discretion, in each case, to the extent that such enforcement or exercise is not otherwise prohibited under this Agreement. Such exercise and enforcement shall, in each case, to the extent that such enforcement or exercise is not otherwise prohibited under this Agreement, include (i) the rights of an agent appointed by it to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and (ii) the right to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. The Second Priority Agent agrees to provide at least ten (10) Business Days’ prior written notice to the First Priority Agent of its intention to foreclose upon or Dispose of any Collateral.

Section 3.2. No Interference. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that, whether or not any Insolvency or Liquidation Proceeding or Liquidation Sale has been commenced, the Second Priority Secured Parties:

(a) except for Second Priority Permitted Actions, will not, so long as the Discharge of First Priority Claims has not occurred, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Collateral (including the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Second Priority Agent or any other Second Priority Secured Party is a party) or (B) commence or join with any Person (other than the First Priority Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action); provided, however, that the Second Priority Agent may enforce or exercise any or all such rights and remedies, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, after a period of 180 days has elapsed (which period shall be tolled during any period in which the First Priority Agent shall not be entitled to enforce or exercise any rights or remedies with respect to any Collateral as a result of (x) any injunction issued by a court of competent jurisdiction or (y) the automatic stay or any other stay in any Insolvency or Liquidation Proceeding) since the date on which the Second Priority Agent has delivered to the First Priority Agent written notice of the acceleration of the Indebtedness then outstanding under the Second Priority Debt Agreement (the “Standstill Period”); provided further, however, that (1) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second Priority Agent or any other Second Priority Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Priority Agent or any other First Priority Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to any material portion of the Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Priority Agent by the First Priority Agent) and (2) after the expiration of the Standstill Period, so long as neither the First Priority Agent nor any of the First Priority Secured Parties have commenced any action to enforce their Lien on any material portion of the Collateral, in the event that and for so long as the Second Priority Secured Parties (or the Second Priority Agent on their behalf) have commenced any actions to enforce their Liens with respect to any material portion of the Collateral to the extent permitted hereunder (prompt written notice thereof to be given to the First Priority Agent by the Second Priority Agent) and are diligently pursuing such actions, neither the First Priority Secured Parties nor the First Priority Agent shall take any action of a similar nature with respect to such Collateral; provided that all other provisions of this Agreement (including the turnover provisions of Article IV) are complied with;

(b) will not contest, protest or object to any foreclosure action or proceeding brought by the First Priority Agent or any other First Priority Secured Party, or any other enforcement or exercise by any First Priority Secured Party of any rights or remedies relating to the Collateral under the First Priority Debt Documents or an Insolvency or Liquidation Proceeding or in connection with a Liquidation Sale or otherwise, so long as Second Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Section 2.1;

(c) will not object to the forbearance by the First Priority Agent or any other First Priority Secured Party from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to the Collateral;

(d) will not, so long as the Discharge of First Priority Claims has not occurred and except for Second Priority Permitted Actions, take or receive any Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or enforcement of any remedy (including any right of setoff) with respect to any Collateral or in connection with any insurance policy award under a policy of insurance relating to any Collateral or any condemnation award (or deed in lieu of condemnation) relating to any Collateral;

(e) will not take, or cause to be taken any action that would, or could reasonably be expected to, restrain, hinder, limit, delay or otherwise interfere with, in any manner and whether by judicial proceedings or otherwise, any exercise of remedies under the First Priority Debt Documents, including any Disposition of any Collateral, whether by foreclosure or otherwise;

(f) will not object to the manner in which the First Priority Agent or any other First Priority Secured Party may seek to enforce or collect the First Priority Claims or the First Priority Liens, regardless of whether any action or failure to act by or on behalf of the First Priority Agent or any other First Priority Secured Party is, or could be, adverse to the interests of the Second Priority Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law;

(g) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Priority Claim or any First Priority Security Document, including this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement;

(h) will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien securing the Second Priority Claims pari passu with, or to give such Second Priority Secured Party any preference or priority relative to, any First Priority Claim with respect to the Collateral or any part thereof;

(i) will not challenge or question in any proceeding the validity or enforceability of any First Priority Claim or First Priority Debt Document, or the validity, attachment, perfection or priority of any First Priority Lien, or the validity or enforceability of the priorities, rights or duties established by the provisions of this Agreement;

(j) will have no right to (A) direct the First Priority Agent or any other First Priority Secured Party to exercise any right, remedy or power with respect to any Collateral (except with respect to Collateral that is in the possession or under the control of the First Priority Agent or other First Priority Secured Party in connection with any permitted enforcement or exercise of rights or remedies by the Second Priority Agent or any other Second Priority Secured Party against the Collateral after the end of the Standstill Period (including any tolling thereof) or (B) consent to the exercise by the First Priority Agent or any other First Priority Secured Party of any right, remedy or power with respect to any Collateral; and

(k) will not institute any suit or assert in any suit or Insolvency or Liquidation Proceeding any claim against the First Priority Agent or any other First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the First Priority Agent nor any other First Priority Secured Party shall be liable for, any action taken or omitted to be taken by the First Priority Agent or other First Priority Secured Party with respect to any Collateral in a manner consistent with this Agreement.

Section 3.3. Rights as Unsecured Creditors. The Second Priority Agent and the other Second Priority Secured Parties may, in accordance with the terms of the Second Priority Debt Documents and applicable law, enforce rights and exercise remedies against any Grantor as unsecured creditors; provided that (i) no such action is otherwise inconsistent with the terms of this Agreement or (ii) the Second Priority Agent and any other Second Priority Secured Parties would not otherwise be restricted or prohibited from taking such action in their respective capacities as Second Priority Secured Parties under this Agreement. Without limiting the generality of the foregoing sentence, the Second Priority Secured Parties shall be entitled to prosecute litigation against any Grantor or any other Person liable in respect of the Second Priority Claims, notwithstanding whether any Standstill Period is then in effect, but shall be prohibited from taking any action to enforce any judgment against the Collateral until the lapse of any applicable Standstill Period (including any tolling thereof). Nothing in this Agreement shall prohibit the receipt by the Second Priority Agent or any other Second Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the enforcement or exercise by the Second Priority Agent or any other Second Priority Secured Party of rights or remedies in contravention of this Agreement (including any right of setoff) against Collateral or enforcement in contravention of this Agreement of any Second Priority Lien against Collateral (including any judgment lien resulting from the exercise of remedies available to an unsecured creditor).

Section 3.4. Automatic Release of Second Priority Liens.

(a) If, the First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, (x) releases any of the First Priority Liens or (y) releases any Guarantor from its obligations under its guarantee of the First Priority Claims (in each case, a “Release”), in each case in connection with (i) any Disposition of any Collateral permitted under the terms of the First Priority Debt Documents, (ii) any Disposition of the Capital Stock in any Guarantor in a transaction permitted under the First Priority Debt Documents, or any transaction permitted under the terms of the First Priority Debt Documents that otherwise results in a Guarantor ceasing to guarantee all of the First Priority Claims, other than as a result of payment thereunder and provided that no Default has occurred and is continuing under the Second Priority Debt Agreement, or (iii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any Disposition of Collateral, other than, in each case of the foregoing clauses (i)-(iii), any such Release granted in connection with the occurrence of the Discharge of First Priority Claims, then the Second Priority Liens on such Collateral, and the obligations of such Guarantor under its guarantee of the Second Priority Claims, shall be automatically, unconditionally and simultaneously released, and the Second Priority Agent shall, for itself and on behalf of the other Second Priority Secured Parties, promptly execute and deliver to the First Priority Agent, the Companies or such Guarantor, as the case may be, such termination statements, releases and other documents as the First Priority Agent, the Companies or such Guarantor, as the case may be, may reasonably request to effectively confirm such Release.

(b) Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, hereby appoints the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, as the attorney-in-fact of each Second Priority Secured Party for the purpose of carrying out the provisions of this Section 3.4 and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this Section 3.4 (including any endorsements or other instruments of transfer or release), which appointment is irrevocable and coupled with an interest but may only be exercised if the First Priority Agent requests that the Second Priority Agent (or applicable Second Priority Secured Party) execute such instrument and such request is declined.

Section 3.5. Release of First Priority Liens. If, in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral after the expiration of the Standstill Period that is permitted in accordance with clause (2) of the second proviso to Section 3.2(a), including any Disposition of Collateral, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, intends to (x) release any of the Second Priority Liens, or (y) release any Guarantor from its obligations under its guarantee of the Second Priority Claims (in each case, a “Second Priority Release”), then, upon written notice to the First Priority Agent from the Second Priority Agent (acting at the direction of the Second Priority Creditors) and subject to the provisos set forth below, the First Priority Agent shall, for itself and on behalf of the other First Priority Secured Parties, promptly release the First Priority Liens on such Collateral, and the obligations of such Guarantor under its guarantee of the First Priority Claims, and the First Priority Agent shall, for itself and on behalf of the other First Priority Secured Parties, promptly execute and deliver to the Second Priority Agent, the Companies, or such Guarantor such termination statements, releases and other documents as the Second Priority Agent, the Companies or such Guarantor may reasonably request to effectively confirm such release; provided that (i) no First Priority Liens on such Collateral or the obligations of such Guarantor shall be released unless concurrently therewith, the applicable Second Priority Release is effectuated, and (ii) so long as the Discharge of First Priority Claims has not occurred, the proceeds of, or payments with respect to, any Second Priority Release that are received by the Second Priority Agent or any other Second Priority Secured Party, shall be segregated and held in trust and forthwith transferred or paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in accordance with Section 4.2.

Section 3.6. Insurance and Condemnation Awards. So long as the Discharge of First Priority Claims has not occurred, the First Priority Agent and the other First Priority Secured Parties shall have the exclusive right, subject to the rights of the Grantors under the First Priority Debt Documents, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. All proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (a) first, prior to the Discharge of First Priority Claims and subject to the rights of the Grantors under the First Priority Debt Documents, be paid to the First Priority Agent for the benefit of First Priority Secured Parties pursuant to the terms of the First Priority Debt Documents, (b) second, after the Discharge of First Priority Claims and subject to the rights of the Grantors under the Second Priority Debt Documents, be paid to the Second Priority Agent for the benefit of the Second Priority Secured Parties pursuant to the terms of the Second Priority

Debt Documents, and (c) third, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims has occurred, if the Second Priority Agent or any other Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall transfer and pay over such proceeds to the First Priority Agent in accordance with Section 4.2.

Section 3.7. Notification of Release of Collateral. Each of the First Priority Agent and the Second Priority Agent shall give the other prompt written notice of the Disposition or Release by it of the Lien on any Collateral. Such notice shall describe in reasonable detail the subject Collateral, the parties involved in such Disposition or Release, the place, time manner and method thereof, and the consideration, if any, received therefor; provided, however, that the failure to give any such notice shall not in and of itself in any way impair the effectiveness of any such Disposition or Release.

ARTICLE IV.

PAYMENTS

Section 4.1. Application of Proceeds. Any Collateral or proceeds thereof received by any Secured Party in connection with any Disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff or the release of liens in respect of any Disposition of Collateral) will be applied as follows:

first, to the payment of costs and expenses of the First Priority Agent, Second Priority Agent, and other Secured Parties in connection with such enforcement or exercise to the extent such enforcement or exercise is not prohibited under this Agreement, second, after all such costs and expenses have been paid in full in cash, to the payment of and other provision (including cash collateralization) for the First Priority Claims in accordance with the First Priority Debt Documents; and

third, after all such costs and expenses and First Priority Claims have been paid in full in cash and the Discharge of First Priority Claims has occurred, to the payment of the Second Priority Claims in accordance with the Second Priority Debt Documents.

After all such costs and expenses and First Priority Claims and Second Priority Claims have been paid in full in cash, any surplus Collateral or proceeds then remaining will be returned to the applicable Company, the applicable Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 4.2. Payment Over. So long as the Discharge of First Priority Claims has not occurred, any Collateral or any proceeds thereof (and any assets or proceeds subject to Liens referred to in the penultimate sentence of Section 2.3) received by the Second Priority Agent or any other Second Priority Secured Party, including in connection with any Disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to the Collateral, shall be segregated and held in trust and forthwith transferred or paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, hereby appoints the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, the attorney-in-fact of each Second Priority Secured Party for the purpose of carrying out the provisions of this Section 4.2 and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this Section 4.2, which appointment is irrevocable and coupled with an interest.

Section 4.3. Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Second Priority Agent for itself and on behalf of each other Second Priority Secured Party agrees that, any distribution or recovery they may receive with respect to, or allocable to, the value of the assets constituting Collateral subject to an enforceable Lien in favor of the Second Priority Secured Parties or any proceeds thereof shall (for so long as the Discharge of First Priority Claims has not occurred) be segregated and held in trust and forthwith paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in the same form as received but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, hereby appoints the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, the attorney-in-fact of each Second Priority Secured Party for the limited purpose of carrying out the provisions of this Section 4.3 and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this Section 4.3, which appointment is irrevocable and coupled with an interest.

ARTICLE V.

BAILMENT FOR PERFECTION OF CERTAIN SECURITY INTERESTS

(a) The parties agree that if the First Priority Agent shall at any time hold a First Priority Lien on any Collateral that can be perfected or the priority of which can be enhanced by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the First Priority Agent, or of agents or bailees of the First Priority Agent (such Collateral being referred to herein as the “Pledged or Controlled Collateral”), the First Priority Agent shall, solely for the purpose of perfecting the Second Priority Liens granted under the Second Priority Debt Documents and subject to the terms and conditions of this Article V, also (i) hold and/or maintain control of such Pledged or Controlled Collateral as gratuitous bailee for and representative (as defined in Section 1-201(35) of the Uniform Commercial Code as in effect in the State of New York) of, or as agent for, the Second Priority Agent, (ii) with respect to any securities accounts included in the Collateral, have “control” (within the meaning of Section 8-106(d)(3) of the UCC) of such securities accounts on behalf of the Second Priority Agent and (iii) with respect to any deposit accounts included in the Collateral, act as agent for the Second Priority Agent.

(b) So long as the Discharge of First Priority Claims has not occurred, the First Priority Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the other First Priority Debt Documents as if the Second Priority Liens did not exist. The obligations and responsibilities of the First Priority Agent to the Second Priority Agent and the other Second Priority Secured Parties under this Article V shall be limited solely to holding or controlling the Pledged or Controlled Collateral as gratuitous bailee and representative (as defined in Section 1-201(35) of the Uniform Commercial Code as in effect in the State of New York) in accordance with this Article V. Without limiting the foregoing, the First Priority Agent shall have no obligation or responsibility to ensure that any Pledged or Controlled Collateral is genuine or owned by any of the Grantors. The First Priority Agent acting pursuant to this Article V shall not, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship in respect of any other First Priority Secured Party, the Second Priority Agent or any other Second Priority Secured Party.

(c) Upon the Discharge of First Priority Claims, the First Priority Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, to the Second Priority Agent, and if no Second Priority Claims are outstanding at such time, to the applicable Grantor, in each case so as to allow such Person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under the immediately preceding sentence, the First Priority Agent agrees, at the expense of the Grantors, to take all actions in its power as shall be reasonably requested by the Second Priority Agent to permit the Second Priority Agent to obtain, for the benefit of the Second Priority Secured Parties, a first priority security interest in the Pledged or Controlled Collateral.

(d) After the Discharge of First Priority Claims and upon the Discharge of Second Priority Claims, the Second Priority Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, to the applicable Grantor, in each case so as to allow such Person to obtain possession and control of such Pledged or Controlled Collateral.

ARTICLE VI.

INSOLVENCY OR LIQUIDATION PROCEEDINGS

Section 6.1. Finance and Sale Matters. (a) Until the Discharge of First Priority Claims has occurred, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties agrees that, in the event of any Insolvency or Liquidation Proceeding, the Second Priority Secured Parties:

(i) will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall oppose or object to such use of cash collateral;

(ii) will not oppose or object to any post-petition financing, whether provided by the First Priority Secured Parties or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “DIP Financing”), or the Liens securing any DIP Financing (“DIP Financing Liens”), unless the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens, the Second Priority Agent will, for itself and on behalf of the other Second Priority Secured Parties, subordinate the Second Priority Liens to the First Priority Liens, if applicable, and the DIP Financing Liens on the terms of this Agreement; provided that, this clause (ii) will only be binding on the Second Priority Secured Parties with respect to any DIP Financing to the extent the principal amount of such DIP Financing, when taken together with the aggregate principal amount of the First Priority Claims (other than Hedging Obligations and Treasury Management Obligations), does not exceed the sum of $100 million plus the aggregate amount of Indebtedness permitted to be outstanding pursuant to clause (1) of the definition of “Permitted Indebtedness” of the Second Priority Debt Agreement (as in effect on the Issue Date), without giving effect to the proviso at the end thereof;

(iii) except to the extent permitted by paragraph (b) of this Section 6.1, in connection with the use of cash collateral as described in clause (i) above or a DIP Financing, will not request adequate protection with respect to any Collateral or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens;

(iv) will not oppose or object to any Disposition of any Collateral free and clear of the Second Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, if the First Priority Secured Parties, or a representative authorized by the First Priority Secured Parties, shall consent to, or not oppose or object to, such Disposition free and clear of First Priority Liens, so long as the proceeds are applied in accordance with this Agreement; and

(v) without the prior written consent of the First Priority Agent, no Second Priority Secured Party will (nor will any of Second Priority Secured Party join with or support any third party in opposing, objecting to or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving any of the Companies or any Subsidiary, (i) oppose, object to or contest the determination of the extent of any Liens held by any First Priority Secured Party or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) oppose, object to or contest the payment to the First Priority Secured Party of interest, fees or expenses under Section 506(b) of the Bankruptcy Code.

(b) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that no Second Priority Secured Party shall contest, or support any other Person in contesting, (i) any request by the First Priority Agent or any other First Priority Secured Party for adequate protection in respect of any First Priority Claims or (ii) any objection, based on a claim of a lack of adequate protection with respect of any First Priority Claims, by the First Priority Agent or any other First Priority Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any DIP Financing or use of cash collateral, (A) any First Priority Secured Party seeks or requests adequate protection in the form of a Lien on additional collateral, the Second Priority Agent may, for itself and on behalf of the other Second Priority Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under this Agreement or (B) any Second Priority Secured Party is granted adequate protection in the form of a Lien on additional collateral, the First Priority Agent shall, for itself and on behalf of the other First Priority Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Second Priority Lien as security for the First Priority Claims.

(c) Notwithstanding anything to the contrary in this Agreement but subject to clause (d) below, the holders of the Second Priority Debt Documents retain their rights under the Bankruptcy Code to make post-petition financing proposals, and such proposals shall not be deemed to be an objection to any other DIP Financing proposals, so long as (x) any court order approving such post-petition financing proposed by any such Second Priority Secured Party requires that the Discharge of First Priority Claims shall have occurred as a condition to any payment being due with respect to such post-petition financing, and (y) the Discharge of First Priority Claims occurs prior to the date of any payment being due with respect to such post-petition financing.

(d) Without the prior written consent of the First Priority Agent, the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees not to propose, support or enter into any DIP Financing, if the effect of such DIP Financing would be that the Second Priority Claims would no longer be subordinated to the First Priority Claims in the manner set forth in this Agreement, or the Second Priority Secured Parties would recover any payments they are not otherwise entitled to under this Agreement, including by way of adequate protection.

(e) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, waives any claim that may be had against the First Priority Agent or any other First Priority Secured Party arising out of any DIP Financing Liens (granted in a manner that is not inconsistent with this Agreement) or administrative expense claim under Section 364 of the Bankruptcy Code.

(f) Notwithstanding anything to the contrary contained in any Debt Document, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Second Priority Agent for itself and on behalf of each other Second Priority Secured Party, agrees that, any distribution or recovery they may receive with respect to, or allocable to, the value of the assets constituting

Collateral subject to an enforceable Lien in favor of the Second Priority Secured Parties or any proceeds thereof shall (for so long as the Discharge of First Priority Claims has not occurred) be segregated and held in trust and forthwith paid over to the First Priority Agent for the benefit of the First Priority Secured Parties in the same form as received but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Claims occurs, the Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, hereby appoints the First Priority Agent, and any officer or agent of the First Priority Agent, with full power of substitution, the attorney-in-fact of each Second Priority Secured Party for the limited purpose of carrying out the provisions of this clause (f) and taking any action and executing any instrument that the First Priority Agent may deem necessary or advisable to accomplish the purposes of this clause (f), which appointment is irrevocable and coupled with an interest.

Section 6.2. Relief from the Automatic Stay. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that, so long as the Discharge of First Priority Claims has not occurred, no Second Priority Secured Party shall, without the prior written consent of the First Priority Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Collateral, any proceeds thereof or any Second Priority Lien.

Section 6.3. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the First Priority Claims and the Second Priority Claims, then, to the extent the debt obligations distributed on account of the First Priority Claims and on account of the Second Priority Claims, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.4. Post-Petition Interest. (a) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that no Second Priority Secured Party shall oppose or seek to challenge any claim by the First Priority Agent or any other First Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the First Priority Liens (it being understood and agreed that such value shall be determined without regard to the existence of the Second Priority Liens on the Collateral).

(b) The First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, agrees that the Second Priority Agent or any other Second Priority Secured Party may make a claim for allowance in any Insolvency or Liquidation Proceeding of Second Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens; provided, however, that if the First Priority Secured Parties shall have made any such claim, such claim (A) shall have also have been approved or (B) will be approved contemporaneous with the approval of any such claim by any Second Priority Secured Party.

Section 6.5. Certain Waivers by the Second Priority Secured Parties. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, waives any claim any Second Priority Secured Party may have against any First Priority Secured Party arising out of (a) the election by any First Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency or Liquidation Proceeding.

Section 6.6. Certain Voting Matters. Each of the First Priority Agent, on behalf of the First Priority Secured Parties and the Second Priority Agent on behalf of the Second Priority Secured Parties, agrees that, without the prior written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any Insolvency or Liquidation Proceeding. The Second Priority Agent, for itself and on behalf of each other Second Priority Secured Party, agrees that neither the Second Priority Agent nor any Second Priority Secured Party shall support or vote for any plan of reorganization or disclosure statement of any Company or any other Grantor unless (i) such plan is accepted by the class of First Priority Secured Parties in accordance with Section 1126(c) of the Bankruptcy Code or otherwise provides for the Discharge of First Priority Claims (including the payment of all post-petition interest, fees and expenses, whether or not allowed or available under the Bankruptcy Code) on the effective date of such plan of reorganization, or (ii) such plan provides on account of the First Priority Secured Parties for the retention by the First Priority Agent, for the benefit of the First Priority Secured Parties, of the Liens on the Collateral securing the First Priority Claims, and on all proceeds thereof, and such plan also provides that any Liens retained by, or granted to, the Second Priority Agent are only on property securing the Second Priority Claims and shall have the same relative priority with respect to the Collateral or other property, respectively, as provided in this Agreement with respect to the Collateral, and to the extent such plan provides for deferred cash payments, or for the distribution of any other property of any kind or nature, on account of the First Priority Claims or the Second Priority Claims, such plan provides that any such deferred cash payments or other distributions in respect of the Second Priority Claims shall be delivered to the First Priority Agent and distributed in accordance with the priorities provided in this Agreement. Except as provided in this Agreement, the Second Priority Secured Parties shall remain entitled to vote their Second Priority Claims in any such Insolvency or Liquidation Proceeding.

ARTICLE VII.

OTHER AGREEMENTS

Section 7.1. Matters Relating to Debt Documents. The Parent and the Second Priority Agent agrees that the Second Priority Debt Agreement and each Second Priority Security Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the First Priority Agent, which approval shall not be unreasonably withheld or delayed. Each of the Parent and the Second Priority Agent further agrees that each Second Priority Mortgage covering any Collateral shall contain such other language as the First Priority Agent may reasonably request to reflect the subordination of such Second Priority Mortgage to the First Priority Security Document covering such Collateral pursuant to this Agreement.

Section 7.2. Effect of Refinancing of Indebtedness under First Priority Debt Documents. If, substantially contemporaneously with the Discharge of First Priority Claims, the Grantors Refinance Indebtedness outstanding under the First Priority Debt Documents and provided that (a) such Refinancing is permitted hereby and (b) either Company gives to the Second Priority Agent written notice (the “Refinancing Notice”) electing the application of the provisions of this Section 7.2 to such Refinancing Indebtedness, then (i) such Discharge of First Priority Claims shall automatically be deemed not to have occurred for all purposes of this Agreement, (ii) such Refinancing Indebtedness and all other obligations under the documents evidencing such Indebtedness (the “New First Priority Claims”) shall automatically be treated as First Priority Claims for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (iii) the Debt Agreement and the other documents evidencing such Refinancing Indebtedness (the “New First Priority Debt Documents”) shall automatically be treated as the First Priority Debt Agreement and the First Priority Debt Documents and, in the case of New First Priority Debt Documents that are security documents pursuant to which any Grantor has granted a Lien to secure any New First Priority Claim, as the First Priority Security Documents for all purposes of this Agreement, (iv) the collateral agent under the New First Priority Debt Documents (the “New First Priority Agent”) shall be deemed to be the First Priority Agent for all purposes of this Agreement and (v) the lenders under the New First Priority Debt Documents shall be deemed to be the First Priority Creditors for all purposes of this Agreement. Upon receipt of a Refinancing Notice, which notice shall include the identity of the New First Priority Agent, the Second Priority Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as any Company or such New First Priority Agent may reasonably request in order to provide to the New First Priority Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. Either Company shall cause the agreement, document or instrument pursuant to which the New First Priority Agent is appointed to provide that the New First Priority Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.3, if the New First Priority Claims are secured by assets of the Grantors that do not also secure the Second Priority Claims, the applicable Grantors shall promptly grant a Second Priority Lien on such assets to secure the Second Priority Claims.

Section 7.3. No Waiver by First Priority Secured Parties. Other than with respect to the Second Priority Permitted Actions, nothing contained herein shall prohibit or in any way limit the First Priority Agent or any other First Priority Secured Party from opposing, challenging or objecting to, in any Insolvency or Liquidation Proceeding or otherwise, any action taken, or any claim made, by the Second Priority Agent or any other Second Priority Secured Party, including any request by the Second Priority Agent or any other Second Priority Secured Party for adequate protection or any exercise by the Second Priority Agent or any other Second Priority Secured Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

Section 7.4. Reinstatement. If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Priority Claims previously made shall be rescinded or otherwise required to be paid over to any Company or any Subsidiary for any reason whatsoever, then the First Priority Claims shall be reinstated to the extent of the amount so rescinded or paid and the Discharge of First Priority Claims is deemed not to have occurred for all purposes under this Agreement and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties provided for herein. The Second Priority Agent, for itself and on behalf of each other Second Priority Secured Parties, agrees that if, at any time, it receives notice of any such rescission or payment, the Second Priority Agent or such other Second Priority Secured Party shall promptly pay over to the First Priority Agent any payment in respect of the Collateral or any Collateral received by it and then in its possession or under its control, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the Discharge of First Priority Claims.

Section 7.5. Authorization of Collateral Agents. By accepting the benefits of this Agreement and the other First Priority Security Documents, each First Priority Secured Party hereby authorizes the First Priority Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith. By accepting the benefits of this Agreement and the other Second Priority Security Documents, each Second Priority Secured Party hereby authorizes the Second Priority Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith.

Section 7.6. Automatic Amendments to Second Priority Security Documents. In the event the First Priority Agent or the other First Priority Secured Parties and the relevant Grantors enter into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provision thereof, such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Second Priority Security Documents without any action by or consent of the Second Priority Agent or the other Second Priority Secured Parties, provided, that, (A) any such amendment, waiver or consent that effects the release of Liens on Collateral shall not apply to the Second Priority Security Documents unless such release is required by this Agreement, (B) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Priority Secured Parties and does not affect the First Priority Secured Parties in a like or similar manner (including permitting Liens on the Collateral (other than DIP Financing Liens) that are not permitted under the Second Lien Debt Documents) shall not apply to the Second Priority Security Documents, and (C) any such amendment, waiver or consent that affects the rights or duties of the Second Priority Agent shall not apply to the Second Priority Security Documents without the Second Priority Agent’s written consent, and (D) notice of such amendment, waiver or consent shall be given to the Second Priority Agent no later than 10 Business Days after its effectiveness; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

Section 7.7. Further Assurances. Each of the First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, and the Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, and each Grantor party hereto, for itself and on behalf of its Subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the First Priority Agent or the Second Priority Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Section 8.1. Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority (except as contemplated hereby) and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any indenture, agreement or other instrument applicable to or binding upon such party.

Section 8.2. Representations and Warranties of Each Collateral Agent. Each Collateral Agent represents and warrants to the other parties hereto that it has been authorized by the Secured Parties under and as defined in the First Priority Debt Agreement or the Second Priority Debt Agreement, as applicable, to enter into this Agreement. In accordance with the terms of the Second Priority Debt Agreement, the holders of a majority of the principal amount of outstanding Second Priority Claims have the right to direct the Second Priority Agent on behalf of the Second Priority Secured Parties in accordance with the terms hereof and of the Second Priority Debt Documents (i) with respect to the exercise of rights and remedies and (ii) to take other actions with respect to the Collateral, and the other Second Priority Secured Parties have no rights to take any action with respect to the Collateral under this Agreement (other than at the direction or with the consent of the Second Priority Agent).

ARTICLE IX.

NO RELIANCE; NO LIABILITY; OBLIGATIONS ABSOLUTE

Section 9.1. No Reliance; Information. The First Priority Secured Parties and the Second Priority Secured Parties shall have no duty to disclose to any Second Priority Secured Party or to any First Priority Secured Party, respectively, any information relating to any Company or any of the Grantors, or any other circumstance bearing upon the risk of nonpayment of any of the First Priority Claims or the Second Priority Claims, as the case may be, that is known or becomes known to any of them or any of their Affiliates. In the event any First Priority Secured Party or any Second Priority

Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to, respectively, any Second Priority Secured Party or any First Priority Secured Party, it shall be under no obligation (i) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

Section 9.2. No Warranties or Liability. (a) The First Priority Agent, for itself and on behalf of the other First Priority Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Second Priority Agent nor any other Second Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Priority Debt Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the First Priority Agent nor any other First Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Priority Debt Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(b) The Second Priority Agent and the other Second Priority Secured Parties shall have no express or implied duty to the First Priority Agent or any other First Priority Secured Party, and the First Priority Agent and the other First Priority Secured Parties shall have no express or implied duty to the Second Priority Agent or any other Second Priority Secured Party, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any First Priority Debt Document and any Second Priority Debt Document (other than, in each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(c) The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees no First Priority Secured Party shall have any liability to the Second Priority Agent or any other Second Priority Secured Party, and hereby waives any claim against any First Priority Secured Party, arising out of any and all actions which the First Priority Agent or the other First Priority Secured Parties may take or permit or omit to take with respect to (i) the First Priority Debt Documents (other than this Agreement), (ii) the collection of the First Priority Claims or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Collateral.

(d) The Second Priority Agent shall not at any time be deemed or imputed to have any knowledge of or receipt of any notices, information, correspondence or materials in the possession of or given to the First Priority Agent, in its capacity as First Priority Agent or as a lender under the First Priority Debt Agreement. First Priority Agent shall not at any time be deemed or imputed to have any knowledge of or receipt of any notices, information, correspondence or materials in the possession of or given to the Second Priority Agent, in its capacity as Second Priority Agent or as any other Second Priority Secured Party.

Section 9.3. Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the First Priority Agent and the other First Priority Secured Parties and the Second Priority Agent and the other Second Priority Secured Parties shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Debt Document;

(b) any change in the time, place or manner of payment of, or in any other term of (including, subject to the limitations set forth in Section 7.2, the Refinancing of), all or any portion of the First Priority Claims, it being specifically acknowledged that a portion of the First Priority Claims consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c) any change in the time, place or manner of payment of, or, subject to the limitations set forth in Section 7.2, in any other term of, all or any portion of the First Priority Claims;

(d) any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Debt Document;

(e) the securing of any First Priority Claims or Second Priority Claims with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any First Priority Claims or Second Priority Claims;

(f) the commencement of any Insolvency or Liquidation Proceeding or Liquidation Sale in respect of any Company or any other Grantor; or

(g) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Company or any other Grantor in respect of the First Priority Claims or this Agreement, or any of the Second Priority Secured Parties in respect of this Agreement.

Section 9.4. No Impairment of Security Interests. Each Company and each Grantor will not, and will not permit its Subsidiaries to, take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the validity, perfection or priority of the security interest in the Collateral created by the First Priority Security Documents or the Second Priority Security Documents, except as permitted by the Debt Documents.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to any Company or any other Grantor, to it, at McDermott International, Inc., 757 North Eldridge Parkway, Houston, Texas 77079, Attention: Treasurer (Fax No. (281) 870-5125) with a copy to: McDermott International, Inc., 757 North Eldridge Parkway, Houston, Texas 77079, Attention: General Counsel (Fax No. (281) 870-5755);

(b) if to the First Priority Agent, to Crédit Agricole Corporate and Investment Bank, as First Priority Agent, 1301 Avenue of the Americas, New York, NY 10019, Attention: Agnes Castillo (Fax No. 917-849-5463 or 917-849-5456); and

(c) if to the Second Priority Agent, to Wells Fargo Bank, National Association, as Second Priority Agent, 750 N. Saint Paul Place, Suite 1750, Dallas, Texas 75201, Attention: Patrick Giordano (Fax No. 214-756-7401).

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.1. As agreed to between any Company and any Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The First Priority Agent and the Second Priority Agent agree to use diligent efforts to provide each other with copies of any notices of default or acceleration or similar notices which they give to any Company under the First Priority Debt Documents and Second Priority Debt Documents respectively; provided, however, that in the event that either of such parties fails to provide the other with such notice, such failure shall not affect their respective obligations hereunder or the effectiveness of any such notice.

Section 10.2. Conflicts. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT AND THE PROVISIONS OF THE OTHER DEBT DOCUMENTS, THE PROVISIONS OF THIS AGREEMENT SHALL CONTROL.

Section 10.3. Effectiveness; Survival; Termination. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. The Second Priority Agent, for itself and on behalf of the other Second Priority Secured Parties, hereby waives any and all rights the Second Priority Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement. This Agreement shall terminate and be of no further force and effect, (i) subject to compliance with its obligations to take certain actions upon Discharge of the Second Priority Claims pursuant to Article V and Section 3.1(d), with respect to the Second Priority Agent, the Second Priority Secured Parties and the Second Priority Claims, upon the later of (1) the date upon which the obligations under the Second Priority Debt Agreement terminate if there are no other Second Priority Claims outstanding on such date and (2) if there are other Second Priority Claims outstanding on such date, the date upon which such Second Priority Claims terminate and (ii) subject to Section 7.2 and compliance with its obligations to take certain actions upon Discharge of the First Priority Claims pursuant to Article V, with respect to the First Priority Agent, the First Priority Secured Parties and the First Priority Claims, the date of Discharge of First Priority Claims, subject to the rights of the First Priority Secured Parties under Section 7.4.

Section 10.4. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.5. Amendments; Waivers. (a) No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.5, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the First Priority Agent and the Second Priority Agent; provided that no such agreement shall amend, modify or otherwise affect the rights or obligations of any Grantor without such Person’s prior written consent.

Section 10.6. Postponement of Subrogation. The Second Priority Agent, for itself and on behalf of each other Second Priority Secured Parties, agrees that no payment or distribution to any First Priority Secured Party pursuant to the provisions of this Agreement shall entitle any Second Priority Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Priority Claims shall have occurred. Following the Discharge of First Priority Claims, each First Priority Secured Party agrees to execute such documents, agreements, and instruments as any Second Priority Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Priority Claims resulting from payments or distributions to such First Priority Secured Party by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such First Priority Secured Party are paid by such Person upon request for payment thereof.

Section 10.7. Applicable Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Supreme Court for New York County, New York or in The United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any right to any other jurisdiction to which it may be entitled on account of domicile, residence or otherwise and (ii) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York court or in any such Federal court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.8. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9. Parties in Interest. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Priority Secured Parties and Second Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 10.10. Specific Performance. Each Collateral Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Parties.

Section 10.11. Headings. Article and Section headings used herein and the Table of Contents hereto are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.3. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.13. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Priority Secured Parties, on the one hand, and the Second Priority Secured Parties, on the other hand. None of any Company, any other Grantor, any Guarantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement, and none of any Company, any other Grantor or any Guarantor may rely on the terms hereof except as expressly provided in this Agreement. Nothing in this Agreement is intended to or shall impair the obligations of any Company or any other Grantor or any Guarantor, which are absolute and unconditional, to pay the First Priority Claims and the Second Priority Claims as and when the same shall become due and payable in accordance with their terms.

(Signatures appear on following pages)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or other representatives as of the day and year first above written.

COMPANIES:

McDERMOTT INTERNATIONAL, INC. a Panamanian corporation

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham
Title:	Vice President, Treasurer and Investor Relations

McDERMOTT FINANCE L.L.C. a Delaware limited liability company

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham
Title:	Treasurer

Signature Page to Intercreditor Agreement – McDermott International, Inc.

GUARANTORS:

Chartering Company (Singapore) Pte. Ltd.	McDermott Australia Pty. Ltd.
DeepSea (Americas) LLC	McDermott Caspian Contractors, Inc.
Deepsea (Europe) Limited	McDermott Cayman Ltd.
Deepsea Group Limited	McDermott Eastern Hemisphere, Ltd.
Deepsea (UK) Limited	McDermott Engineering, LLC
Deepsea (US) Incorporated	McDermott Far East Inc.
Eastern Marine Services, Inc.	McDermott Finance L.L.C.
Global Energy—McDermott Limited	McDermott Gulf Operating Company, Inc.
Hydro Marine Services, Inc.	McDermott International Investments Co., Inc.
International Vessels Ltd	McDermott International Trading Co., Inc.
J. Ray Holdings, Inc.	McDermott International Vessels, Inc.
J. Ray McDermott (Aust.) Holding Pty. Limited	McDermott Marine Construction Limited
J. Ray McDermott (Caspian), Inc.
J. Ray McDermott Canada Holding, Ltd.	McDermott Middle East, Inc.
J. Ray McDermott Canada, Ltd.	McDermott Offshore Services Company, Inc.
J. Ray McDermott Contractors, Inc.	McDermott Old JV Office, Inc.
McDermott Overseas, Inc.
J. Ray McDermott Engineering Services Private Limited	McDermott Subsea Engineering, Inc.
J. Ray McDermott Far East, Inc.
J. Ray McDermott International, Inc.	McDermott Trade Corporation
J. Ray McDermott International Vessels, Ltd.	North Atlantic Vessel, Inc.
J. Ray McDermott Kazakhstan Limited Liability Partnership	Offshore Pipelines International, Ltd.
J. Ray McDermott Logistic Services Private Limited	OPI Vessels, Inc.
J. Ray McDermott (Norway), AS	OPMI, Ltd.
J. Ray McDermott (Qingdao) Pte. Ltd.	Sabine River Realty, Inc.
J. Ray McDermott Solutions, Inc.
J. Ray McDermott Technology, Inc.
J. Ray McDermott Underwater Services, Inc.	SparTEC, Inc.
J. Ray McDermott West Africa Holdings, Inc.
J. Ray McDermott West Africa, Inc.
Malmac Sdn. Bhd.
McDermott Asia Pacific Pte. Ltd.

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham
Title:	Treasurer

Signature Page to Intercreditor Agreement – McDermott International, Inc.

J. Ray McDermott Holdings, LLC
J. Ray McDermott, S.A.
McDermott, Inc.
McDermott Investments, LLC
McDermott International Management, S. de RL.

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham
Title:	Vice President and Treasurer

DeepSea (Holland) B.V.
J. Ray McDermott (Luxembourg) S.ar.l.
J. Ray McDermott (Nigeria) Limited
J. Ray McDermott Investments B.V.
McDermott Overseas Investment Co. N.V.
McDermott Holdings (U.K.) Limited
McDermott International B.V.
Mc Dermott International Marine Investments N.V.
McDermott Serviços Offshore do Brasil Ltda.
PT. Baja Wahana Indonesia
Singapore Huangdao Pte. Ltd.
Varsy International N.V.

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham
Title:	Authorized Person

Signature Page to Intercreditor Agreement – McDermott International, Inc.

J. Ray McDermott de Mexico, S.A. de C.V.
McDermott Marine Mexico, S.A. de C.V.
Servicios de Fabricacion de Altamira, S.A. de C.V.
Servicios Profesionales de Altamira, S.A. de C.V.

By:	/s/ ANA L. MENDEZ BURKART
Name:	Ana L. Mendez Burkart
Title:	Attorney-in-fact

Signature Page to Intercreditor Agreement – McDermott International, Inc.

FIRST PRIORITY AGENT:

Crédit Agricole Corporate and Investment Bank,
as First Priority Agent

By:	/s/ MICHAEL WILLIS
Name:	Michael Willis
Title:	Managing Director

By:	/s/ PAGE DILLEHUNT
Name:	Page Dillehunt
Title:	Managing Director

Signature Page to Intercreditor Agreement – McDermott International, Inc.

SECOND PRIORITY AGENT:

Wells Fargo Bank, N.A. as Second Priority Agent

By:	/s/ PATRICK T. GIORDANO
Name:	Patrick T. Giordano
Title:	Vice President

Signature Page to Intercreditor Agreement – McDermott International, Inc.

Annex I

Provision for the Second Priority Debt Agreement

“THIS INDENTURE AND THE COLLATERAL AGREEMENTS ARE SUBJECT TO THE TERMS, LIMITATIONS AND CONDITIONS SET FORTH IN THE INTERCREDITOR AGREEMENT. THE TRUSTEE AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, IS DEEMED TO HAVE AUTHORIZED AND INSTRUCTED THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF.”

Provision for the Second Priority Security Documents

“REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF APRIL 16, 2014 (AS AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG MCDERMOTT INTERNATIONAL, INC. (THE “PARENT”), MCDERMOTT FINANCE L.L.C., THE SUBSIDIARIES OF THE PARENT FROM TIME TO TIME PARTY THERETO, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, AS FIRST PRIORITY AGENT (AS DEFINED THEREIN), AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS SECOND PRIORITY AGENT (AS DEFINED THEREIN). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THE PROVISIONS OF THIS AGREEMENT OR THE OTHER INDENTURE DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.”

Signature Page to Intercreditor Agreement – McDermott International, Inc.